UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 13, 2010

j2 Global Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25965	51-0371142
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

6922 Hollywood Blvd.
Suite 500
Los Angeles, California 90028
(Address of principal executive offices)

(323) 860-9200
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¡	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
¡	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
¡	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
¡	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

On December 13, 2010, the Company posted an updated investor presentation on its corporate Website at http://investor.j2global.com. The presentation includes information regarding the Company’s December 3, 2010 acquisition (the “Acquisition”) of Protus IP Solutions, Inc. (“Protus”).  As part of this presentation, the Company reaffirms its financial guidance for fiscal year 2010 as follows: j2 Global targets revenue growth of 5% with a range of 3% to 7% compared to fiscal year 2009 revenues. Net earnings, excluding 123(R) non-cash compensation expense, are expected to approximate non-GAAP earnings in 2009 as the Company intends to reinvest its incremental operating income in initiatives designed to accelerate growth in 2011 and beyond.  The range of anticipated revenues takes into account both organic growth and acquisition related growth within the context of current economic conditions.

Also as part of this presentation, the Company reaffirms its financial guidance for Q4 2010 as follows: The Company anticipates revenues of between $69.5 million and $71.5 million. The acquisition of Protus, after expensing deal related costs in the fourth quarter, will be immediately accretive.  Net earnings per diluted share, excluding 123(R) non-cash compensation expense (between $2.0 million and $2.5 million) and the Acquisition-related expenses described below, are expected to be between $0.48 and $0.50, based on approximately 46 million shares outstanding.  As a result of the Acquisition, j2 is expected to incur approximately $15 million in deal and integration related expenses during the next nine months with between $5 million and $11 million occurring in the current fiscal quarter.

Note: The information in this report is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit
Number	Description
99.1	December 6, 2010 Investor Presentation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

j2 Global Communications, Inc.
(Registrant)

Date: December 13, 2010	By:	/s/ Jeffrey D. Adelman
Jeffrey D. Adelman
Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit
Number	Description
99.1	December 6, 2010 Investor Presentation.